Exhibit 10.11

July 16, 2024

STRICTLY CONFIDENTIAL

Mr. Bhaskar Panigrahi

CEO

ConnectM Technology Solutions, Inc.

2 Mt Royal Ave, Suite 550

Marlborough, MA 01752

Dear Bhaskar:

This letter will confirm our understanding that ConnectM Technology Solutions, Inc. (the “Company” or “CNTM”) has engaged Roth Capital Partners, LLC (“Roth”) in connection with the matters described below, subject to the terms and conditions set forth in this letter agreement (this “Agreement”).

Section 1.	Engagement as Capital Markets Advisor. For a period of twelve (12) months (the “Engagement Period”), Roth will provide CNTM with capital markets advisory services (the “Capital Markets Advisory”). These services include, but are not limited to, providing advice to CNTM relating to:

1.	Developing a short- and long-term capital market strategy;

2.	Analyzing CNTM, its business, industry, competition, and anticipated capital requirements as they relate to the valuation of CNTM;

3.	Strategic development of institutional investor relationships~~.~~;

4.	Attendance at relevant sector Roth Conference and/or Roth Annual Conference participation;

5.	Meeting with Roth Sales personnel, at Roth offices or remotely, as determined by Roth; and

6.	Such other activities as may be mutually agreed to from time to time between CNTM and Roth.

Additionally, rules to which we are subject prohibit our giving research coverage for compensation (unless disclosed). Accordingly, we in no way promise or represent to CNTM that our research department will cover CNTM.

The Parties acknowledge and agree that in consideration of Roth’s agreement to provide the services set forth in this Agreement, Roth shall be paid an Advisory Fee upon execution of this letter agreement, and as set forth in Exhibit I.

Section 2.	Expenses. In addition to compensation payable pursuant to the table in Exhibit 1, CNTM shall reimburse Roth for reasonable out of pocket expenses incurred by Roth in connection with this engagement, including the fees and disbursements of Roth’s legal counsel. Roth shall not incur any expenses in excess of US $25,000 without the prior consent of CNTM.

ROTH CAPITAL PARTNERS, LLC

888 SAN CLEMENTE DRIVE , NEWPORT BEACH , CA 92660 | 800.678.9147 | www.roth.com | Member SIPC/FINRA

ConnectM Technology Solutions, Inc.

July 16, 2024

Section 3.	Termination. Either CNTM, on the one hand, or Roth on the other hand, may terminate this Agreement upon ninety (90) days written notice to the other, provided, however, that the provisions of Section 2 through Section 8 (including Addendum attached hereto) shall survive termination of this Agreement.

Section 4.	Indemnification. CNTM agrees to indemnify Roth and its affiliates as set forth in Addendum A attached hereto.

Section 5.	No Limitations. Nothing in this Agreement shall be construed to limit the ability of Roth or its affiliates to (a) trade in the Company’s or any other company’s securities or publish research on the Company’s or any other company, subject to applicable law, or (b) pursue or engage in investment banking, financial advisory or other business relationships with entities that may be engaged in or contemplate engaging in, or acquiring or disposing of, businesses that are similar to or competitive with the business of the Company.

Section 6.	Miscellaneous. This Agreement shall be binding on and inure to the benefit of CNTM, Roth, each Indemnified Person (as defined in Addendum A attached hereto) and their respective successors and assignees. This Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings, and agreements between the Parties. This Agreement may not be amended or modified except in writing and signed. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law. If any term, provision, covenant or restriction contained in this Agreement, including Addendum A hereto, is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Roth is an independent contractor, and any duties of Roth arising out of its engagement hereunder shall be owed solely to CNTM or, where applicable, to the Board of Directors or a special committee thereof. Any advice provided to CNTM or the Board of Directors (or a special committee thereof) is solely for the benefit of CNTM and may not be used, reproduced, disseminated, quoted or referred to, without Roth’s prior written consent.

Section 7.	Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Los Angeles, California, before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules & Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

Section 8.	Allocation of Fees and Costs. The arbitrator may, in the Award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

ConnectM Technology Solutions, Inc.

July 16, 2024

If the foregoing terms meet with your approval, please indicate your acceptance by signing and returning the attached copy of this letter to us.

Very truly yours,
ROTH CAPITAL PARTNERS, LLC

By:	/s/ Gil Ottensoser
Name:	Gil Ottensoser
Title:	Managing Director

By:	/s/ Jacob Frank
Name:	Jacob Frank
Title:	Managing Director

Accepted as of the date first above written:

CONNECTM TECHNOLOGY SOLUTIONS, INC.

By:	/s/ Bhaskar Panigrahi
Name:	Bhaskar Panigrahi
Title:	CEO

EXHIBIT I

Advisory Fee:	US $1,500,000 the Advisory Fee (“Advisory Fee”) shall be paid in cash or stock at the discretion of the company and is due and payable upon execution of this letter agreement (“Date of Engagement”). If the Company chooses to pay the Advisory Fee in stock, it may be paid in common shares of the Company (the “CMA Shares” and each common share, a “Common Share”) at a price of US$10.00 per share. Roth shall have the right, but not the obligation, to sell any or all of the Shares (as defined below) on the earlier of: (a) the date that a registration statement (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”) registering the resale in the United States of the CMA Shares (plus a good faith estimate of the Additional Shares (as defined below and collectively with the CMA Shares, the “Shares”)) is declared effective, (b) all of the Shares may be sold in the United States pursuant to Rule 144 under the United States Securities Act of 1933, as amended (the “Securities Act”), without any volume or manner-of-sale restrictions, and (c) all of the Shares may be sold in the United States pursuant to an exemption from registration under Section 4(a)(1) of the Securities Act (and the Company’s counsel has provided an opinion to Roth that resales may occur). On the earlier of the date that is six months from the Date of Engagement and the date that a Registration Statement is filed with the SEC registering the resale of the CMA Shares in the United States is declared effective (the “Reset Date”), if the five (5) daily volume weighted average price of the Common Shares for the five trading days immediately preceding the Reset Date (such price, the “Reset Price”) on the primary trading market for the Common Shares (“Trading Market”), is less than US$10.00 per share (subject to a US$2.50 per share floor), then within 2 business days of the Reset Date, the Company shall, in consideration of Services provided by Roth to the Company, issue to Roth an additional number of Common Shares (the “Additional Shares”) equal to (A) the number obtained by dividing (i) the product of the number of CMA Shares held by Roth as of the Reset Date and US$10.00 by (ii) the Reset Price, less (B) the number of CMA Shares. As soon as practicable (and in any event within 45 calendar days from the Date of Engagement), the Company shall file the Registration Statement providing for the resale in the United States by Roth of the Shares (which shall provide a good faith estimate of Additional Shares to be issued). The Company shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practical thereafter and in any event within 60 days following the Date of Engagement and to keep such Registration Statement effective at all times until Roth no longer owns any Shares. In the event that the Registration Statement does not register all of the Shares (notwithstanding the Company’s good faith estimates to register all Shares), the Company shall file an additional Registration Statement registering the balance of the Shares within 10 days and cause such Registration Statement to become effective as soon as practical thereafter and maintain the effectiveness of such Registration Statement until Roth long longer holds any Shares.

ADDENDUM A

Indemnification Provisions

CNTM agrees to indemnify and hold harmless Roth and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (Roth and each such person being an “Indemnified Party”) from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by Roth of the services contemplated by or the engagement of Roth pursuant to this Agreement and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by CNTM. CNTM will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions (i) for any settlement by an Indemnified Party effected without its prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the Indemnified Party willful misconduct or gross negligence. CNTM also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to CNTM or its security holders or creditors related to or arising out of the engagement of Roth pursuant to, or the performance by Roth of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from Roth’s willful misconduct or gross negligence.

Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against CNTM pursuant hereto, promptly notify CNTM in writing of the same. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party’s right to be indemnified hereunder, except to the extent that such failure or delay causes actual material harm to CNTM, or materially prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies CNTM of the commencement thereof, CNTM may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party’s own expense, unless (i) the employment of such counsel has been authorized in writing by CNTM, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there are legal defenses available to the Indemnification Party that are not available to CNTM, or that there exists a conflict or potential conflict of interest (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and CNTM that makes it impossible or inadvisable for counsel to CNTM to conduct the defense of both parties (in which case CNTM will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) CNTM has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of CNTM; provided, further, that in no event shall CNTM be required to pay fees and expenses for more than one firm of attorneys (and local counsel) representing Indemnified Parties.

If the indemnification provided for in this Agreement is for any reason held unenforceable by an Indemnified Party, CNTM agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to CNTM, on the one hand, and Roth on the other hand or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of CNTM, on the one hand and Roth, on the other hand, as well as any other relevant equitable considerations. CNTM agrees that for the purposes of this paragraph the relative benefits to CNTM and Roth shall be deemed to be in the same proportion that the total value received or contemplated to be received by CNTM bear to the fees paid or to be paid to Roth under this Agreement. Notwithstanding the foregoing, CNTM expressly agrees that Roth shall not be required to contribute any amount in excess of the amount by which fees paid to Roth hereunder (excluding reimbursable expenses), exceeds the amount of any damages which Roth has otherwise been required to pay.

CNTM agrees that without Roth’s prior written consent, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (whether or not Roth or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against CNTM in which such Indemnified Party is not named as a defendant, CNTM agrees to promptly reimburse Roth on a monthly basis for all expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, CNTM agrees that any judgment or arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitration award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.